Exhibit 23.2

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated January 17, 2011 relating to the reserves and future revenue statements which appears in the Annual Report on Form 10-K of Saratoga Resources, Inc. for the year ended December 31, 2010.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Collarini Associates
Collarini Associates

Houston, Texas
September 22, 2011